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                                                                       EX-99.13


                    CERTIFICATE OF SOLE SHAREHOLDER


     Merrill Lynch Asset Management, Inc., the holder of l0,OOO shares of beneficial interest, par value $0.10 per share# of Merrill Lynch Municipal Income Fund of Merrill Lynch Municipal Series Trust, a Massachusetts business trust (the 'Trust'), does hereby confirm to the Trust its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Trust's organizational expenses, the proceeds thereof will be reduced by the proportionate amount of the unamortized organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased.


                              MERRILL LYNCH ASSET MANAGEMENT, INC.



                              By: /s/ Terry K. Glenn



 Dated: October 2, 1986